EXHIBIT 2.2



AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Amendment to Agreement and Plan of Merger (this "Amendment") is entered into by and between East Texas Financial Services, Inc. ("Buyer") and Gilmer Financial Services, Inc. ("Seller").

     WHEREAS, Buyer and Seller have entered into that certain Agreement and Plan of Merger, dated as of November 15, 1999 (the "Agreement"), and

     WHEREAS, Buyer and Seller wish to amend and waive certain provisions of the Agreement as set forth below,

     NOW, THEREFORE, in consideration of the premises and the agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
AMENDMENTS TO THE AGREEMENT

1.0  Treatment of Capital Stock

     Paragraph 2.3(d), on page 8 of the Agreement is hereby amended and revised to read in its entirety as follows:

     (d) each share of Seller Common Stock (other than Dissenting Shares), issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into and become the right to receive $26.10 in cash without interest (the "Merger Consideration").

1.1  Options

     Paragraph 2.5, on pages 8 and 9 of the Agreement is hereby amended and revised to read in its entirety as follows:
Each holder of an option to purchase Seller Common Stock outstanding on the date hereof and remaining outstanding at the Effective Time shall receive from Buyer, as of the Effective Time, whether or not the option is then exercisable, a cash payment in an amount equal to the product of (i) the number of shares of Seller Common Stock subject to such option at the Effective Time and (ii) the excess, if any, of $26.10 over the exercise price per share of such option, net of any cash which must be withheld under federal and state income and employment tax requirements. Such cash payments shall be in consideration for, and shall result in, the settlement and cancellation of all such options. As a condition to the receipt of a cash payment in cancellation of options, each option holder shall execute a cancellation agreement in substantially the form attached hereto as Exhibit D.

1.2  Indemnification; Insurance

     Paragraph 5.9(a) and (b), on pages 33 and 34 of the Agreement are hereby amended and revised to read in their entirety as follows:

     5.9(a) INTENTIONALLY LEFT BLANK.

          (b) INTENTIONALLY LEFT BLANK.

1.3  Employment Agreement

     Paragraph 5.11(b), on page 35 of the Agreement is hereby amended and revised to read in its entirety as follows:

Seller Bank shall have entered into a Departure Agreement in the form of Exhibit F attached hereto and hereby made a part hereof with Gary P. Cooper, who shall have cancelled and terminated his current employment agreement with Seller Bank for a payment of $75,000, which amount has been heretofore taken into account in the determination and calculation of the Merger Consideration. At the Effective Time and subject to Seller's shareholder approval as a part of the Merger, Gary
P. Cooper shall be paid such cancellation amount and, if Mr. Cooper so desires, it shall also assign to Mr. Cooper the life insurance/annuity policy it holds on his life for a price equal to the greater of the policy's then-current book value to Seller Bank or the cash value of such policy.

1.4  Exhibits

     Exhibit E shall be deleted from the Agreement and shall not be replaced. Exhibit D shall be amended so that each reference in the Cancellation Agreement to "$29.50" shall be replaced with "$26.10." Exhibit F entitled "Departure Agreement" shall be included as an Exhibit to the Agreement in the form attached to this Amendment and made a part hereof for all purposes.

1.5  Disclosure Schedule

The Disclosure Schedule referred to in the Agreement is supplemented as of the date hereof. The supplemented Disclosure Schedule is attached to this Amendment and made a part hereof for all purposes.

1.6  Waiver of Certain Events under the Operating Covenants

     Seller and Buyer acknowledge that from the date of the Agreement to the date hereof, there have been certain events that have occurred which are contrary to the operating covenants set forth in Section 5.6 of the Agreement. These events have been disclosed in the attached supplement to the Disclosure Schedules. Buyer agrees to waive any right it may have under the Agreement to terminate such Agreement based on the above described effects so long as the Seller is operated in the ordinary course, in accordance with Section 5.6 of the Agreement during the period from the date of the Agreement, as amended and continuing until the Effective Date, except as provided in Section 5.6(a) of the Agreement; and provided that such waiver shall not affect any right of Buyer to terminate such Agreement, as amended, based on the failure of Seller to comply with any covenants set forth in the Agreement, as amended during the period from the date of the Agreement, as amended, and continuing until the Effective Date.

1.7  Waiver of Condition

     Buyer and  Seller  acknowledge  that  Seller  has  suffered  effects to its financial condition, results of operations, business, management, loan portfolio, regulatory relationships with the Office of Thrift Supervision, ability to consummate the corporate merger and related transactions and other matters as described in the supplement to the Disclosure Schedules that may constitute a Material Adverse Effect of the Seller, but that the Seller believes that the effects identified by the Buyer may not constitute a Material Adverse Effect of the Seller. Buyer agrees to waive any right it may have under the Agreement to terminate such Agreement based on the above-described effects so long as the Seller is operated in the ordinary course and in accordance with the terms and conditions set forth in the Agreement, and provided that such waiver shall not affect any right of Buyer to terminate such Agreement as amended based on the failure of Seller to comply with any condition to its performance set forth therein, or any of its representations, warranties or other obligations under the Agreement.

1.8  Reference to and Effect on the Merger Agreement

     Upon execution of this Amendment, each reference in the Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import, and each reference in any document related thereto, or executed in connection herewith, shall mean and be reference to the Agreement as amended hereby, and the Agreement and this Amendment shall be read together and construed as one single instrument. Except as specifically amended above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed by the parties. Unless otherwise defined in this Amendment, all capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

1.9  Authority Relative to the Amendment

     The execution, delivery and performance of the Agreement as amended by this Amendment and the consummation of the transactions contemplated thereby and hereby have been duly and effectively authorized by all necessary corporate action of the parties, except that the Seller must receive the approval of its stockholders.

ARTICLE II
EFFECTIVE DATE

2.0  Effective Date of This Amendment

This Amendment shall be effective as of April 25, 2000.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in counterparts by its duly authorized officers this 25 day of April, 2000.

                                    GILMER FINANCIAL SERVICES, INC.

Attest:


_________________________           By: _____________________________________
________________, Secretary                   Gary P. Cooper, President



                                    EAST TEXAS FINANCIAL SERVICES, INC.

Attest:


___________________________         By: ____________________________________
__________________, Secretary                 Gerald W. Free, President

EXHIBIT F
DEPARTURE AGREEMENT

This Departure Agreement ("Agreement") is made and entered into as of the ____ day of ___________, 2000 (the "Effective Date") by and among Gilmer Savings Bank, FSB (the "Bank") and Gary P. Cooper ("Cooper").

                                 R E C I T A L S

WHEREAS, pursuant to that certain Employment Agreement among the Bank and Cooper dated as of September 14, 1994 (the "Employment Agreement"), Cooper is employed by the Bank; and

WHEREAS, Cooper is willing to voluntarily resign his employment with the Bank, as well as his positions as an officer, director and employee of the Bank, its subsidiaries and affiliates including, without limitation, Gilmer Financial Services, Inc. (collectively, the "Other Entities"), and the Bank and the Other Entities desire to accept Cooper's resignation as a director, officer and employee in return for the consideration provided for in this Agreement;

WHEREAS, Gilmer Financial Services, Inc. is a party to an Agreement and Plan of Merger dated November 15, 1999 with East Texas Financial Services, Inc. (the "Merger"); and

     WHEREAS, Cooper and the Bank desire to set forth their agreements with respect to Cooper's departure from the Bank.

                               A G R E E M E N T S

NOW, THEREFORE, in consideration of the Recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties hereto agree as follows:

1. The Bank waives its right to receive ninety (90) days' prior written notice of Cooper's resignation pursuant to Section 6(b) of the Employment Agreement.

2. Effective on the closing of the Merger: (i) the Employment Agreement shall be terminated, (ii) Cooper shall resign his positions as an officer, director and employee of the Bank and each of the Other Entities, and execute and deliver to the Bank a resignation letter in substantially the same form as the letter attached hereto as Exhibit A and (iii) Cooper shall receive, subject to
                      ---------
shareholder approval, from the Merger Consideration due the shareholders of Gilmer Financial Services, Inc. the sum of Seventy-Five Thousand and No/100 Dollars ($75,000.00) as payment in full. Effective on July 1, 2000, unless the Merger Agreement has been extended in writing by Gilmer Financial Services,
Inc.: (i) the Employment Agreement shall be terminated, (ii) Cooper shall resign his positions as an officer, director and employee of the Bank and each of the Other Entities, and execute and delivery to the Bank a resignation letter in substantially the same form as the letter attached hereto as Exhibit A and (iii)
                                                             ---------
the Bank shall not be responsible to pay any amount to Cooper. The alternative effective times of the Employment Agreement termination and Cooper's resignation will be referred to herein as the "Effective Date." Nothing contained herein limits the rights of the Bank to terminate Cooper pursuant to the terms of the Employment Agreement, including but not limited to the right of the Bank to terminate Cooper pursuant to Section 6 of the Agreement or as otherwise allowed by law. Until the termination of the Employment Agreement as provided herein, Cooper will continue to provide the services set forth therein, except that he will not engage in any lending activities on behalf of the Bank.

3. Except for the right to receive his pro rata consideration payable to stockholders pursuant to Section 2.3(a), his respective right to payment for his unvested rights under the Restricted Stock Plan pursuant to Section 2.3(e), and his rights to the proceeds of the liquidation of the Gilmer Financial Services, Inc. Employee Stock Ownership Plan pursuant to Section 5.11(d) of that certain Agreement and Plan of Merger between East Texas Financial Services, Inc. ("East Texas") and Gilmer Financial Services, Inc., dated as of November 15, 1999, as the same may be amended from time to time (the "Merger Agreement"), Cooper waives his individual rights, if any, pursuant to the Merger Agreement, and acknowledges and agrees that he shall have no right to, and shall not, receive an employment agreement or stock options from, or have any right to be employed by, First Federal Savings and Loan Association of Tyler or any other entity affiliated with the parties to the Merger Agreement.

4. Cooper hereby RELEASES, ACQUITS and DISCHARGES the Bank, the Other Entities, and East Texas and its affiliates (together with their officers, directors, agents, servants, employees, attorneys and all persons, natural or corporate, in privity with any of them, from all obligations and liabilities relating to Cooper's employment by, and service as an officer and director on behalf of, the Bank, the Other Entities, East Texas and its affiliates, and all matters, causes of action, accountings, suits, controversies, agreements, termination payments, insurance benefits, change in control payments, damages, claims and demands, whether heretofore or hereafter accruing, whether now known or not known to the parties prior to and including the date hereof, in any way directly or indirectly arising out of or in connection with such Cooper's employment by, and service by and on behalf of, the Bank, the Other Entities, East Texas and its affiliates, and any documents, transactions or dealings between the parties relating whereto, it being the intent of Cooper to fully and completely discharge the Bank, the Other Entities, East Texas and its affiliates (together with their officers, directors, agents, servants, employees, attorneys and all persons, natural or corporate, in privity with any of them) from any and all liabilities and obligations related to or arising from all prior relationships, instruments and courses of dealing (except as expressly set forth above in Section 3 with regard to the Merger Agreement) between Cooper and the Bank, or the Other Entities, or East Texas or its affiliates, respectively, except that such parties shall continue to be bound by the obligations described in this Agreement.

5. The undersigned represent and warrant that they are fully authorized and empowered to execute this Agreement and that neither they, nor the entities they represent, if any, are subject to any limitation or disability created by law or otherwise which would in any manner or to any extent prevent or restrict the undersigned (as a representative or as a principal) from entering into and fully performing their obligations under this Agreement.

6. Cooper and the Bank each represent and warrant to each other that they have not transferred to any person or entity any claim or cause of action or any part thereof relating to Cooper's employment and service by or on behalf of the Bank and the Other Entities or any other matters covered by this Agreement, and that each is the 100% owner of all claims and causes of action it may have or has ever had against the other (including, in the Bank's case, the Other Entities).

7. All materials related directly or indirectly to Cooper's employment with the Bank shall be returned by Cooper to the Bank on the Effective Date.

8. Cooper hereby agrees not to disclose or otherwise communicate to any third party (including any employee of the Bank) the existence or provisions of this Agreement, and Cooper agrees not to publish or otherwise communicate any deleterious remarks concerning the Bank, the Other Entities, East Texas or their respective officers, employees, directors or agents or to do anything which would directly or indirectly damage the business, business prospects, Merger or reputation of the Bank or the Other Entities, except as otherwise required by statute or regulation. The Bank agrees to use its best efforts to see that the directors of the Bank do not publish or otherwise communicate any deleterious remarks concerning Cooper's service at the Bank or do anything directly or indirectly which would damage his professional reputation, except as otherwise required by statute or regulation.

9. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns.

10. The construction and validity of this Agreement shall be governed by the laws of the State of Texas. All obligations hereunder are performable in Upshur County, Texas.

11. Any controversy or claim arising out of this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitration may be entered in any court having jurisdiction thereof. The arbitration agreement set forth herein shall not limit a court from granting a temporary restraining order or preliminary injunction in order to preserve the status quo of the parties pending arbitration. Further, the arbitrator(s) shall have power to enter such orders by way of interim award, and they shall be enforceable in court. The place of such arbitration shall be in Upshur County, Texas.

12. In any case in which one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

13. This Agreement and the documents referenced herein contains the entire agreement of the parties hereto. There are no other agreements, oral or written, among the parties concerning Cooper's employment by, or service as an officer or director on behalf of, the Bank or the Other Entities, and this Agreement can be amended only by written agreement signed by the parties hereto and by reference made a part hereof.

14. The Other Entities, East Texas and its affiliates are each intended to be third party beneficiaries of this Agreement and shall have the right to enforce the provisions hereof in any court of competent jurisdiction.

     IN WITNESS WHEREOF, the parties have executed this Agreement in multiple counterparts, each of which shall be deemed an original.



-----------------------------------------
Gary Cooper, Individually


GILMER SAVINGS BANK, FSB



By:______________________________________
Name: ___________________________________
Title:_____________________________________

EXHIBIT A
Copy of Resignation Letter


                                 GARY P. COOPER
                                  1902 Greenway
                               Gilmer, Texas 75644

____________________
VIA HAND DELIVERY


_________________, 2000


Board of Directors
Gilmer Savings Bank, FSB
218 West Cass Street
Gilmer, Texas  75644

Board of Directors
Gilmer Financial Services, Inc.
218 West Cass Street
Gilmer, Texas  75644

Gentlemen:

Please be advised that I resign all of my positions with Gilmer Savings Bank, FSB, and Gilmer Financial Services, Inc., including my positions, if any, as a director, officer and employee of such entities. I additionally resign all of my positions, if any, with all subsidiaries, Employee Stock Ownership Plans and affiliates of Gilmer Savings Bank, FSB, and Gilmer Financial Services, Inc. The foregoing resignations are effective as of the above date.

Very truly yours,